Exhibit 99.1
FOR IMMEDIATE RELEASE
July 1, 2009
Contacts: (Analysts) Kris Wenker (763) 764-2607
(Media) Kirstie Foster (763) 764-6364
GENERAL MILLS ACHIEVES RECORD-LEVEL RESULTS IN FISCAL 2009
Company Provides Outlook for Continuing Growth in Fiscal 2010
     MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported strong financial results for the fourth quarter and full 2009 fiscal year.
Fiscal 2009 Financial Highlights
•	Net Sales Grew 8 Percent

•	Segment Operating Profit Grew 10 Percent

•	Earnings per Share Grew 2 Percent to $3.80

•	Excluding Certain Items Affecting Comparability, Earnings per Share Grew 13 Percent to $3.98, Exceeding the Consensus of Analyst Estimates

•	2009 was a 53-week fiscal year, with the extra week falling in the fourth quarter.
For the fiscal year ended May 31, 2009, General Mills net sales grew 8 percent to $14.7 billion. Volume (measured in pounds) contributed 2 points of sales growth. Foreign currency translation reduced sales growth by 2 percentage points. Gross margin essentially matched prior-year levels despite 9 percent inflation in the company’s input costs. Consumer marketing investment rose 16 percent in 2009, including strong growth in worldwide media spending. Segment operating profit increased 10 percent to exceed $2.6 billion. During 2009, the company incurred restructuring expenses totaling $42 million pre-tax, and recorded a net pre-tax gain of $85 million from divestitures. Net earnings grew 1 percent to $1.3 billion including a net decline in mark-to-market valuation of certain commodity positions, the net gain from divestitures, proceeds from an insurance recovery, and expense associated with a discrete tax item. (These items are discussed in the section titled Corporate Items below.) Diluted earnings per share (EPS) grew 2 percent to reach $3.80. Earnings per share excluding the mark-to-market, divestiture, tax and insurance items would total $3.98, a 13 percent increase from comparable earnings of $3.52 per share in fiscal 2008.
     Chairman and Chief Executive Officer Ken Powell said, “In today’s very challenging economic environment, our leading food brands offer the quality, convenience and value that consumers are looking for and, as a result, our businesses are showing strong growth. In 2009, we held our margins in the face of sharply higher input costs, and we significantly increased the level of consumer marketing support for our brands. These actions have positioned General Mills to achieve another year of good growth in fiscal 2010.”
Fourth Quarter Highlights
•	Fourth-quarter Net Sales Rose 5 Percent

•	Segment Operating Profits Grew 29 Percent

•	Earnings per Share Totaled $1.07

•	Excluding Items Affecting Comparability of Results, Fourth-quarter EPS Totaled $0.86, Up 18 Percent from $0.73 Last Year

•	The 2009 Fourth Quarter included 14 weeks
Net sales for the fourth quarter grew 5 percent to $3.6 billion. Pound volume growth contributed 3 points of the sales increase. Foreign currency translation reduced sales growth by 3 points. Gross margin recovered from depressed prior-year levels. Consumer marketing spending in the final quarter grew 19 percent and, even with that strong reinvestment, segment operating profits rose 29 percent. Earnings after tax totaled $359 million, reflecting a net gain from mark-to-market valuation of certain commodity positions and a lower fourth-quarter tax rate. Diluted earnings per share reached $1.07 compared to $0.53 in last year’s fourth quarter. Excluding a loss on product lines divested in the fourth quarter of 2009, and the mark-to-market effects in both 2008 and 2009, EPS would have totaled $0.86, up 18 percent from $0.73 last year.
Contributions from the 53rd Week
General Mills estimates that the extra week contributed roughly 1.5 points of net sales growth in fiscal 2009, and 6 points of net sales growth in the fourth quarter. Earnings contributed by the extra week totaled approximately $0.07 per share, prior to incremental investment in consumer marketing initiatives.
U.S. Retail Segment Results
Fiscal 2009 net sales for General Mills’ U.S. Retail operations grew 11 percent to exceed $10 billion for the first time. Pound volume gains contributed 4 points of the net sales growth. Segment operating profits rose 12 percent to $2.2 billion, including a 19 percent increase in consumer marketing spending to support the company’s brands.
     Net sales for Big G cereals rose 11 percent with strong performance from core brands including Fiber One and the market-leading Cheerios franchise. Baking Products net sales grew 18 percent including gains for Bisquick variety baking mix, Gold Medal flour and Betty Crocker dessert mixes. Yoplait posted a 14 percent net sales increase fueled by double-digit growth for Yoplait Light reduced-calorie yogurt. Pillsbury USA division net sales rose 12 percent, including strong growth from Totino’s pizza and pizza rolls, Pillsbury refrigerated dough products, and new Pillsbury Savorings frozen appetizers. Meals division net sales increased 8 percent, led by dinner mixes and Green Giant frozen vegetables. Net sales for the Snacks division grew 4 percent with particularly strong contributions from Nature Valley and Fiber One snack bars. For the company’s Small Planet Foods organic product lines, net sales grew 30 percent including the Lärabar business acquired during 2009.
     Fourth-quarter U.S. Retail net sales rose 12 percent, with pound volume contributing 3 points of the growth. All seven operating divisions posted net sales increases, and for Big G cereals, Pillsbury USA, Baking Products, Yoplait and Small Planet Foods fourth-quarter sales grew double-digit. Operating profits rose 30 percent even with a 25 percent increase in consumer marketing spending in the period. This brand-building investment is expected to help drive continued good net sales growth into fiscal 2010.
International Segment Results
Net sales for General Mills’ consolidated International businesses grew 1 percent in fiscal 2009 to $2.6 billion. Pound volume grew 1 percent, and foreign currency exchange reduced net sales growth by 9 percentage points. On a constant-currency basis, sales grew 10 percent overall and the company recorded sales growth in every region where it operates. In the Asia / Pacific region, constant-currency net sales grew 16 percent. In the Latin America region, net sales increased 22 percent. Net sales in Canada grew 7 percent. And in Europe, constant-currency net sales grew 4 percent. International segment operating profits declined 3 percent as foreign currency exchange reduced profit growth by 14 percentage points.
     In the fourth quarter, International segment net sales declined 5 percent as reported, but foreign currency exchange reduced net sales growth by 17 percentage points. On a constant-currency basis, net sales increased 12 percent with pound volume up 5 percent in the quarter. Segment operating profits declined 12 percent to $54 million, reflecting negative foreign currency exchange effects.
Bakeries & Foodservice Segment Results
Net sales for the Bakeries and Foodservice segment grew 1 percent to exceed $2.0 billion. Pound volume declined 6 percent, reflecting weak foodservice industry trends. However, segment operating profits grew 3 percent to reach $171 million. Prior-year results for Bakeries and Foodservice included unusually strong grain merchandising earnings that resulted from significant commodity price increases that year. Excluding grain merchandising earnings from both 2009 and 2008 results, Bakeries and Foodservice operating profits grew 15 percent in 2009, reflecting successful efforts to emphasize higher-margin product lines and customer channels.

     In the fourth quarter, Bakeries and Foodservice net sales declined 9 percent, including the divestiture of two product lines. Pound volume essentially matched year-ago levels, and operating profits rose sharply primarily due to lower input costs year-over-year.
Joint Venture Summary
After-tax earnings from joint ventures totaled $92 million in 2009. Prior-year joint-venture earnings of $111 million included an $8 million net gain from restructuring actions at Cereal Partners Worldwide (CPW) and a $2 million gain from the sale of General Mills’ 50-percent share of the 8th Continent soymilk business. A tax adjustment in the fourth quarter and foreign exchange effects account for the remainder of the earnings decline.
     General Mills’ proportionate share of joint-venture net sales totaled $1.2 billion in 2009. The company’s 50-percent share of CPW net sales exceeded $1 billion, and pound volume for the venture grew 4 percent. Net sales for the Haagen-Dazs ice cream venture in Japan totaled $197 million. Pound volume declined for the year, reflecting the difficult economic environment. Foreign exchange effects reduced joint venture net sales by 6 percentage points.
     Fourth-quarter earnings from joint ventures totaled $12 million. That was below last year’s fourth-quarter earnings of $31 million, which more than doubled from 2007 results.
Corporate Items
Restructuring, impairment and other exit costs totaled $42 million in fiscal 2009, with $35 million of that total falling in the fourth quarter. These restructuring actions are described in Note 4 to the financial statements attached below. General Mills also recorded a net gain of $85 million from the divestitures of three product lines, as described in Note 3 to the financial statements below.
     Unallocated corporate items represented expense of $361 million in 2009 compared to expense of $157 million in 2008. The increase in expense includes a $119 million net reduction in mark-to-market valuation of certain commodity positions, compared to a $57 million net gain in mark-to-market valuation last year. This year’s corporate unallocated items include a $35 million net reduction in carrying values of various corporate investments, compared to a prior-year net gain of $16 million on corporate investments. Fiscal 2009 corporate items also include a $41 million insurance recovery related to a plant fire in Argentina, and a $16 million incremental contribution to the General Mills Foundation corpus.
     Net interest expense in 2009 totaled $390 million, down 8 percent due primarily to lower rates. Fourth-quarter interest expense of $102 million was 14 percent above prior-year levels reflecting a higher percentage of long-term bonds in the company’s current debt mix.
     The effective tax rate for 2009 was 37.3 percent, including a discrete tax item of $53 million recorded in the third quarter. Excluding the discrete tax item, mark-to-market valuation of certain commodity positions, the net gain on divestitures, and the insurance recovery, the 2009 effective tax rate was 33.8 percent. The company’s fourth-quarter tax rate declined to 34.5 percent, due in part to a favorable state appeals court decision. Excluding mark-to-market and divestiture impacts in the fourth quarter, the effective fourth-quarter tax rate was 31.4 percent.
Cash Flow Items
Cash flow from operations grew 6 percent to exceed $1.8 billion in 2009. Capital expenditures totaled $563 million for the year. Dividends per share grew 10 percent to $1.72. On June 29, 2009, the company announced a 9 percent increase in the quarterly dividend rate to $0.47 per share, payable August 3, 2009, to shareholders of record July 10, 2009. During fiscal 2009, General Mills repurchased 20 million shares of common stock at an average price of $64. Average diluted shares outstanding declined 1 percent from 347 million in 2008 to 344 million in 2009. The company’s debt balance at year end was $7.1 billion, up 1 percent from a year ago.

Outlook
Powell said, “Our product categories are on-trend with consumer needs, and we’ve got a good line-up of product news and innovation planned for the new year, so we expect our business to generate good growth again in fiscal 2010. Our plans assume that world economic conditions remain challenging, and that foreign currency translation and transaction effects will reduce our reported sales and earnings growth rates.
     However, we expect the rate of input cost inflation to moderate, and we believe savings from our holistic margin management initiatives will exceed cost increases.”
     Diluted earnings per share will continue to include mark-to-market valuation of commodity positions, but the company cannot predict its effect on earnings. Assuming no mark-to-market impact in fiscal 2010, earnings are expected to be between $4.20 and $4.25 per share for the year. General Mills’ 2010 EPS guidance includes estimated negative foreign exchange effects of approximately 15 cents per share, and represents growth of 6 to 7 percent from the $3.98 EPS excluding items in fiscal 2009.
Earnings per share excluding items, total company segment operating profit, earnings excluding items expressed as a percent of sales, international sales excluding foreign currency translation effects, and effective tax rate excluding items are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in Note 7 to the attached consolidated financial statements.
General Mills will hold a briefing for investors today, July 1, 2009, beginning at 8:00 a.m. EDT. You may access the web cast from General Mills’ corporate home page at www.generalmills.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.
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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Fiscal Year
	2009	% Change	2008	% Change	2007
Net sales	$14,691.3	7.6%	$13,652.1	9.7%	$12,441.5
Cost of sales	9,457.8	7.7%	8,778.3	10.3%	7,955.1
Selling, general, and administrative expenses	2,953.9	12.5%	2,625.0	9.9%	2,389.3
Divestitures (gain), net	(84.9)	NM	—	—	—
Restructuring, impairment, and other exit costs	41.6	98.1%	21.0	(46.6%)	39.3

Operating profit	2,322.9	4.3%	2,227.8	8.3%	2,057.8
Interest, net	390.0	(7.5%)	421.7	(1.1%)	426.5

Earnings before income taxes and after-tax earnings from joint ventures	1,932.9	7.0%	1,806.1	10.7%	1,631.3
Income taxes	720.4	15.8%	622.2	11.1%	560.1
After-tax earnings from joint ventures	91.9	(17.1%)	110.8	52.4%	72.7

Net earnings	$1,304.4	0.7%	$1,294.7	13.2%	$1,143.9

Earnings per share — basic	$3.93	1.8%	$3.86	17.0%	$3.30

Earnings per share — diluted	$3.80	2.4%	$3.71	16.7%	$3.18

Dividends per share	$1.72	9.6%	$1.57	9.0%	$1.44

	Fiscal Year
Comparisons as a % of net sales:	2009	Basis Pt Change	2008	Basis Pt Change	2007
Gross margin	35.6%	(10)	35.7%	(40)	36.1%
Selling, general, and administrative expenses	20.1%	90	19.2%	—	19.2%
Operating profit	15.8%	(50)	16.3%	(20)	16.5%
Net earnings	8.9%	(60)	9.5%	30	9.2%

	Fiscal Year
Comparisons as a % of net sales excluding		Basis Pt		Basis Pt
items affecting comparability (a):	2009	Change	2008	Change	2007
Gross margin	36.4%	110	35.3%	(80)	36.1%
Operating profit	15.8%	(10)	15.9%	(60)	16.5%
Net earnings	9.3%	30	9.0%	(20)	9.2%

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 31,	May 25,
	2009	2008	% Change
Net sales	$3,645.7	$3,471.1	5.0%
Cost of sales	2,101.1	2,438.9	(13.9%)
Selling, general, and administrative expenses	834.1	698.3	19.4%
Loss on divestitures	43.9	—	NM
Restructuring, impairment, and other exit costs (income)	35.2	(1.3)	NM

Operating profit	631.4	335.2	88.4%
Interest, net	102.4	89.9	13.9%

Earnings before income taxes and after-tax earnings from joint ventures	529.0	245.3	115.6%
Income taxes	182.4	91.2	100.0%
After-tax earnings from joint ventures	12.2	31.1	(60.8%)

Net earnings	$358.8	$185.2	93.7%

Earnings per share — basic	$1.09	$0.55	98.2%

Earnings per share — diluted	$1.07	$0.53	101.9%

Dividends per share	$0.43	$0.40	7.5%

	Quarter Ended
	May 31,	May 25,	Basis Pt
Comparisons as a % of net sales:	2009	2008	Change
Gross margin	42.4%	29.7%	1,270
Selling, general, and administrative expenses	22.9%	20.1%	280
Operating profit	17.3%	9.7%	760
Net earnings	9.8%	5.3%	450

	Quarter Ended
Comparisons as a % of net sales excluding	May 31,	May 25,	Basis Pt
items affecting comparability (a):	2009	2008	Change
Gross margin	37.7%	32.9%	480
Operating profit	13.8%	12.9%	90
Net earnings	7.9%	7.3%	60

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions)

	Fiscal Year
	2009	% change	2008	% change	2007

Net sales:
U.S. Retail	$10,052.1	10.8%	$9,072.0	6.8%	$8,491.3
International	2,591.4	1.3%	2,558.8	20.5%	2,123.4
Bakeries and Foodservice	2,047.8	1.3%	2,021.3	10.6%	1,826.8

Total	$14,691.3	7.6%	$13,652.1	9.7%	$12,441.5

Operating profit:
U.S. Retail	$2,208.5	12.0%	$1,971.2	3.9%	$1,896.6
International	261.4	(2.8%)	268.9	24.7%	215.7
Bakeries and Foodservice	171.0	3.4%	165.4	11.9%	147.8

Total segment operating profit	2,640.9	9.8%	2,405.5	6.4%	2,260.1

Unallocated corporate expense	361.3	130.6%	156.7	(3.9%)	163.0
Divestitures (gain), net	(84.9)	NM	—	—	—
Restructuring, impairment, and other exit costs	41.6	98.1%	21.0	(46.6%)	39.3

Operating profit	$2,322.9	4.3%	$2,227.8	8.3%	$2,057.8

	Fiscal Year
	2009	Basis Pt Change	2008	Basis Pt Change	2007

Segment operating profit as a % of net sales:
U.S. Retail	22.0%	30	21.7%	(60)	22.3%
International	10.1%	(40)	10.5%	30	10.2%
Bakeries and Foodservice	8.4%	20	8.2%	10	8.1%

Total segment operating profit	18.0%	40	17.6%	(60)	18.2%

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions)

	Quarter Ended
	May 31,	May 25,
	2009	2008	% change

Net sales:
U.S. Retail	$2,480.9	$2,218.5	11.8%
International	645.0	680.9	(5.3%)
Bakeries and Foodservice	519.8	571.7	(9.1%)

Total	$3,645.7	$3,471.1	5.0%

Operating profit:
U.S. Retail	$554.4	$427.9	29.6%
International	54.3	61.4	(11.6%)
Bakeries and Foodservice	58.5	27.3	114.3%

Total segment operating profit	667.2	516.6	29.2%

Unallocated corporate (income) expense	(43.3)	182.7	(123.7%)
Loss on divestitures	43.9	—	NM
Restructuring, impairment, and other exit costs (income)	35.2	(1.3)	NM

Operating profit	$631.4	$335.2	88.4%

	Quarter Ended
	May 31,	May 25,	Basis Pt
	2009	2008	Change

Segment operating profit as a % of net sales:
U.S. Retail	22.3%	19.3%	300
International	8.4%	9.0%	(60)
Bakeries and Foodservice	11.3%	4.8%	650

Total segment operating profit	18.3%	14.9%	340

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Millions, Except Par Value)

	May 31,	May 25,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$749.8	$661.0
Receivables	953.4	1,081.6
Inventories	1,346.8	1,366.8
Deferred income taxes	15.6	—
Prepaid expenses and other current assets	469.3	510.6

Total current assets	3,534.9	3,620.0

Land, buildings, and equipment	3,034.9	3,108.1
Goodwill	6,663.0	6,786.1
Other intangible assets	3,747.0	3,777.2
Other assets	895.0	1,750.2

Total assets	$17,874.8	$19,041.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$803.4	$937.3
Current portion of long-term debt	508.5	442.0
Notes payable	812.2	2,208.8
Deferred income taxes	—	28.4
Other current liabilities	1,481.9	1,239.8

Total current liabilities	3,606.0	4,856.3

Long-term debt	5,754.8	4,348.7
Deferred income taxes	1,165.3	1,454.6
Other liabilities	1,931.7	1,923.9

Total liabilities	12,457.8	12,583.5

Minority interests	242.3	242.3

Stockholders’ equity:

Common stock, 377.3 shares issued, $0.10 par value	37.7	37.7
Additional paid-in capital	1,249.9	1,149.1
Retained earnings	7,235.6	6,510.7
Common stock in treasury, at cost, shares of 49.3 and 39.8	(2,473.1)	(1,658.4)
Accumulated other comprehensive income (loss)	(875.4)	176.7

Total stockholders’ equity	5,174.7	6,215.8

Total liabilities and equity	$17,874.8	$19,041.6

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	Fiscal Year
	2009	2008
Cash Flows — Operating Activities
Net earnings	$1,304.4	$1,294.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	453.6	459.2
After-tax earnings from joint ventures	(91.9)	(110.8)
Stock-based compensation	117.7	133.2
Deferred income taxes	215.8	98.1
Tax benefit on exercised options	(89.1)	(55.7)
Distributions of earnings from joint ventures	68.5	108.7
Pension and other postretirement benefit plan contributions	(220.3)	(14.2)
Pension and other postretirement benefit plan (income) expense	(27.5)	5.5
Divestitures (gain), net	(84.9)	—
Gain on insurance settlement	(41.3)	—
Restructuring, impairment, and other exit costs (income)	31.3	(1.7)
Changes in current assets and liabilities	176.9	(126.7)
Other, net	15.0	(60.4)

Net cash provided by operating activities	1,828.2	1,729.9

Cash Flows — Investing Activities
Purchases of land, buildings, and equipment	(562.6)	(522.0)
Acquisitions	—	0.6
Investments in affiliates, net	5.9	64.6
Proceeds from disposal of land, buildings, and equipment	4.1	25.9
Proceeds from divestitures of product lines	244.7	—
Proceeds from insurance settlement	41.3	—
Other, net	(22.3)	(11.5)

Net cash used by investing activities	(288.9)	(442.4)

Cash Flows — Financing Activities
Change in notes payable	(1,390.5)	946.6
Issuance of long-term debt	1,850.0	1,450.0
Payment of long-term debt	(370.3)	(1,623.4)
Settlement of Lehman Brothers forward purchase contract	—	750.0
Repurchase of Series B-1 limited membership interests in GMC	—	(843.0)
Repurchase of General Mills Capital, Inc. preferred stock	—	(150.0)
Proceeds from sale of Class A limited membership interests in GMC	—	92.3
Proceeds from common stock issued on exercised options	305.2	191.4
Tax benefit on exercised options	89.1	55.7
Purchases of common stock for treasury	(1,296.4)	(1,432.4)
Dividends paid	(579.5)	(529.7)
Other, net	(12.1)	(0.5)

Net cash used by financing activities	(1,404.5)	(1,093.0)

Effect of exchange rate changes on cash and cash equivalents	(46.0)	49.4

Increase in cash and cash equivalents	88.8	243.9
Cash and cash equivalents — beginning of year	661.0	417.1

Cash and cash equivalents — end of year	$749.8	$661.0

Cash Flow from Changes in Current Assets and Liabilities:
Receivables	$81.8	$(94.1)
Inventories	(28.1)	(165.1)
Prepaid expenses and other current assets	30.2	(65.9)
Accounts payable	(116.4)	125.1
Other current liabilities	209.4	73.3

Changes in current assets and liabilities	$176.9	$(126.7)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	For the fourth quarter of fiscal 2009, unallocated corporate items were $43 million of income compared to $183 million of expense in the same period last year. We recorded a $170 million net increase in income related to mark-to-market valuations of certain commodity positions and grain inventories in 2009, compared to a $111 million net increase in expense in 2008. We recorded write downs of $16 million related to various corporate investments in 2009, compared to a net gain of $1 million in 2008. We also recorded a $15 million increase in the Company’s contribution to the General Mills Foundation in 2009.

For fiscal 2009, unallocated corporate items totaled $361 million of expense compared to $157 million of expense for fiscal 2008. We recorded a $119 million net increase in expense related to mark-to-market valuations of certain commodity positions and grain inventories in 2009, compared to a $57 million net increase in income in 2008. We recorded write downs of $35 million related to various corporate investments in 2009, compared to a net gain of $16 million in 2008. In fiscal 2009 we also recorded a $16 million increase in the Company’s contribution to the General Mills Foundation, offset by a $41 million gain from an insurance settlement.

(3)	During the fourth quarter of fiscal 2009, we sold our bread concentrates product line within our Bakeries and Foodservice segment, including a plant in Cedar Rapids, Iowa, for $8 million in cash. We recorded a pre-tax loss of $6 million on the transaction. We also sold a portion of the assets of the frozen unbaked bread dough product line of our Bakeries and Foodservice segment, including plants in Bakersfield, California; Hazelton, Pennsylvania; Montreal, Canada; and Vinita, Oklahoma, for $44 million in cash, a $12 million note receivable, and contingent future payments based on the post-sale performance of the product line. Certain assets sold were shared with a frozen dinner roll product line of our U.S. Retail segment, and we exited this product line. The transaction was also completed during the fourth quarter of fiscal 2009, and we recorded a pre-tax loss of $38 million.

During the second quarter of fiscal 2009, we sold our Pop•Secret microwave popcorn product line for $193 million in cash, and we recorded a pre-tax gain of $129 million. We received cash proceeds of $159 million after repayment of a lease obligation and transaction costs.

During the first quarter of fiscal 2009, we acquired Humm Foods, Inc. (Humm Foods), the maker of Lärabar fruit and nut energy bars. We issued 0.9 million shares of our common stock with a value of $55 million to the shareholders of Humm Foods as consideration for the acquisition. We recorded the purchase price less tangible and intangible net assets acquired as goodwill of $43 million. The pro forma effect of this acquisition was not material.

(4)	During fiscal 2009, we recorded costs of restructuring, impairment, and other exit activities as follows:

In Millions

Closure of Contagem, Brazil bread and pasta plant	$16.8
Discontinuation of product line at Murfreesboro, Tennessee plant	8.3
Charges associated with restructuring actions previously announced	16.5

Total	$41.6

Due to declining financial results, we approved the restructuring of our business in Brazil. We discontinued the production and marketing of the Forno De Minas cheese bread and Frescarini pasta brands in Brazil and closed our Contagem, Brazil manufacturing facility. Our other product lines in Brazil are not affected by the decision. As a result of this decision, we incurred a pre-tax charge of $17 million in the fourth quarter of fiscal 2009.

Due to declining net sales and to improve manufacturing capacity for other product lines, we decided to exit our Perfect Portions refrigerated biscuits product line at our manufacturing facility in Murfreesboro, Tennessee. We recorded an $8 million non-cash impairment charge against long lived assets used for this product line. Our other product lines at Murfreesboro are not affected by the decision, and no employees were affected by this action.

In fiscal 2009 we also incurred $17 million of incremental plant closure expenses related to previously announced restructuring activities, including $10 million for the remainder of our lease obligation at our previously closed facility in Trenton, Ontario.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
	May 31,	May 25,
In Millions, Except per Share Data	2009	2008	2009	2008	2007

Net earnings — as reported	$358.8	$185.2	$1,304.4	$1,294.7	$1,143.9
Capital appreciation paid on Series B-1 Interests in GMC (a)	—	—	—	(8.0)	—

Net earnings for basic and diluted EPS calculations	$358.8	$185.2	$1,304.4	$1,286.7	$1,143.9

Average number of common shares — basic EPS	328.9	336.9	331.9	333.0	346.5
Incremental share effect from:
Stock options	5.3	11.0	8.9	10.6	10.7
Restricted stock units and other	2.5	2.8	2.7	2.8	2.0
Forward purchase contract (b)	—	—	—	0.5	1.0

Average number of common shares — diluted EPS	336.7	350.7	343.5	346.9	360.2

Earnings per share — basic	$1.09	$0.55	$3.93	$3.86	$3.30
Earnings per share — diluted	$1.07	$0.53	$3.80	$3.71	$3.18

(a)	On August 7, 2007, we repurchased all of the Series B-1 limited membership interests in General Mills Cereals, LLC for $843 million, of which $8 million related to capital appreciation paid to the third party holders of the interests and reduced net earnings available to common shareholders in our basic and diluted EPS calculations.

(b)	On October 15, 2007, we settled a forward purchase contract with Lehman Brothers Holdings, Inc. by issuing 14.3 million shares of common stock.
(6)	The effective tax rate for the fourth quarter of fiscal 2009 was 34.5 percent compared to 37.2 percent for the same period of fiscal 2008. The decrease in the tax rate was primarily due to a favorable California appellate court decision, foreign tax credits, and benefits recognized as a result of audit settlements.

The effective tax rate for fiscal 2009 was 37.3 percent compared to 34.4 percent for the same period of fiscal 2008. The increase in our effective tax rate is primarily due to the effect of a 2009 U.S. appellate court decision that reversed a 2008 U.S. district court decision. In the third quarter of fiscal 2008, we recorded an income tax benefit of $31 million as a result of a favorable U.S. district court decision on an uncertain tax matter. On January 26, 2009, the U.S. Court of Appeals for the Eighth Circuit issued an opinion reversing the U.S. district court decision. As a result, we recorded $53 million (including interest) of income tax expense related to the reversal of cumulative income tax benefits from this uncertain tax matter recognized in fiscal years 1992 through 2008. We are currently evaluating our options for appeal. If the appellate court decision is not overturned, we would expect to make cash tax and interest payments of approximately $32 million to settle this matter. In addition, in fiscal 2009 we also recognized tax benefits from a favorable California appellate court decision, foreign tax credits, and benefits recognized as a result of audit settlements.

(7)	We have included five measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), the gain (loss) on divestitures of certain product lines (“gain (loss) on divestitures, net”), the gain from our insurance settlement in Argentina (“gain from insurance settlement”), and effects of Federal court decisions on the uncertain tax item described in Note 6 (“uncertain tax item”) (collectively, these four items are referred to as “items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding items affecting comparability, (3) total segment operating profit, (4) sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange, and (5) effective income tax rate excluding items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted earnings per share excluding items affecting comparability follows:

	Quarter Ended		Fiscal Year
	May 31,	May 25,
Per Share Data	2009	2008	2009	2008

Diluted earnings per share, as reported	$1.07	$0.53	$3.80	$3.71
Mark-to-market effects (a)	(0.32)	0.20	0.22	(0.10)
Loss (gain) on divestitures, net (b)	0.11	—	(0.11)	—
Gain from insurance settlement (a)	—	—	(0.08)	—
Uncertain tax item (c)	—	—	0.15	(0.09)

Diluted earnings per share, excluding items affecting comparability	$0.86	$0.73	$3.98	$3.52

(a)	See Note 2.

(b)	See Note 3.

(c)	See Note 6.
Earnings comparisons as a percent of net sales excluding items affecting comparability follows:

	Quarter Ended
In Millions	May 31, 2009		May 25, 2008

		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$1,544.6	42.4%	$1,032.2	29.7%
Mark-to-market effects (b)	(170.5)	(4.7)	111.1	3.2

Adjusted gross margin	$1,374.1	37.7%	$1,143.3	32.9%

Operating profit as reported	631.4	17.3	335.2	9.7
Mark-to-market effects (b)	(170.5)	(4.7)	111.1	3.2
Loss on divestitures (c)	43.9	1.2	—	—

Adjusted operating profit	$504.8	13.8%	$446.3	12.9%

Net earnings as reported	358.8	9.8	185.2	5.3
Mark-to-market effects, net of tax (b)	(107.1)	(2.9)	69.5	2.0
Loss on divestitures, net of tax (c)	36.7	1.0	—	—

Adjusted net earnings	$288.4	7.9%	$254.7	7.3%

(a)	Net sales less cost of sales.

(b)	See Note 2.

(c)	See Note 3.

	Fiscal Year
In Millions	2009		2008
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$5,233.5	35.6%	$4,873.8	35.7%
Mark-to-market effects (b)	118.9	0.8	(57.0)	(0.4)

Adjusted gross margin	$5,352.4	36.4%	$4,816.8	35.3%

Operating profit as reported	2,322.9	15.8	2,227.8	16.3
Mark-to-market effects (b)	118.9	0.8	(57.0)	(0.4)
Gain on divestitures, net (c)	(84.9)	(0.5)	—	—
Gain from insurance settlement (b)	(41.3)	(0.3)	—	—

Adjusted operating profit	$2,315.6	15.8%	$2,170.8	15.9%

Net earnings as reported	1,304.4	8.9	1,294.7	9.5
Mark-to-market effects, net of tax (b)	74.9	0.5	(36.5)	(0.3)
Gain on divestitures, net of tax (c)	(38.1)	(0.3)	—	—
Gain from insurance settlement, net of tax (b)	(27.0)	(0.2)	—	—
Uncertain tax item (d)	52.6	0.4	(30.7)	(0.2)

Adjusted net earnings	$1,366.8	9.3%	1,227.5	9.0%

(a)	Net sales less cost of sales.

(b)	See Note 2.

(c)	See Note 3.

(d)	See Note 6.
A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

A reconciliation of International segment and region sales growth rates as reported to International segment and region sales growth rates excluding the impact of foreign exchange follows:

	Quarter Ended May 31, 2009
	Percentage Change		Percentage Change in Net
	in Net Sales	Impact of Foreign	Sales on Constant
	as Reported	Currency Exchange	Currency Basis

Europe	(16)%	(19)%	3%
Canada	(8)	(20)	12
Asia/Pacific	(7)	(14)	7
Latin America	28	(13)	41

Total International	(5)%	(17)%	12%

	Fiscal Year Ended May 31, 2009
	Percentage Change		Percentage Change in Net
	in Net Sales	Impact of Foreign	Sales on Constant
	as Reported	Currency Exchange	Currency Basis

Europe	(5)%	(9)%	4%
Canada	(6)	(13)	7
Asia/Pacific	10	(6)	16
Latin America	16	(6)	22

Total International	1%	(9)%	10%

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding items affecting comparability follows:

	Quarter Ended				Fiscal Year Ended
	May 31, 2009		May 25, 2008		May 31, 2009		May 25, 2008
	Pretax	Income	Pretax	Income	Pretax	Income	Pretax	Income
In Millions	Earnings (a)	Taxes	Earnings (a)	Taxes	Earnings (a)	Taxes	Earnings (a)	Taxes

As reported	$529.0	$182.4	$245.3	$91.2	$1,932.9	$720.4	$1,806.1	$622.2
Mark-to-market effects (b)	(170.5)	(63.4)	111.1	41.6	118.9	44.0	(57.0)	(20.5)
Loss (gain) on divestitures, net (c)	43.9	7.2	—	—	(84.9)	(46.8)	—	—
Gain from insurance settlement (b)	—	—	—	—	(41.3)	(14.3)	—	—
Uncertain tax item (d)	—	—	—	—	—	(52.6)	—	30.7

As adjusted	$402.4	$126.2	$356.4	$132.8	$1,925.6	$650.7	$1,749.1	$632.4

Effective tax rate:
As reported		34.5%		37.2%		37.3%		34.4%
As adjusted		31.4%		37.3%		33.8%		36.2%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

(b)	See Note 2.

(c)	See Note 3.

(d)	See Note 6.